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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-103620 of AXIS Capital Holdings Limited (the "Company") on Form S-1 of our reports dated February 10, 2003 (June 3, 2003 as to Note 19) on the financial statements and related financial statement schedules of the Company as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and the period from November 8, 2001 (date of incorporation) to December 31, 2001, which reports express an unqualified opinion, and to the references to us under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE
Hamilton, Bermuda June 10, 2003

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  Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT